Filed Pursuant to Rule 433

Registration No. 333-156118

Subject to Completion

Preliminary Term Sheet dated June 23, 2011

The terms of the Notes are as specified in this term sheet and in the documents indicated herein under “Additional Note Terms”. Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page P-4 of product supplement ARN-3. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting in its capacity as a principal in selling the Notes to investors.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this term sheet or the Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to SEK	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), any reference in this term sheet to the month in which the Pricing Date, settlement date or maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.
July , 2011

Units

Accelerated Return Notes®

Linked to the Copper Spot Price

Due October , 2012

$10 principal amount per unit

Pricing Supplement/Term Sheet No. 233

Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)

Pricing Date* July , 2011

Settlement Date* August , 2011

Maturity Date* October , 2012

CUSIP No.

Accelerated Return Notes®

The Notes have a maturity of approximately 14 months

The Notes provide 3-to-1 upside exposure to increases in the Copper Spot Price, subject to a cap of 18% to 22%

1-to-1 downside exposure, with no downside limit

Payment at maturity is subject to the credit risk of SEK

No periodic interest payments

No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Enhanced Return

Summary

The Accelerated Return Notes® Linked to the Copper Spot Price due October     , 2012 (the “Notes”) are senior, unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (“FDIC”) or secured by collateral. The Notes will rank equally with all of SEK’s other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK. The Notes provide a leveraged return for investors, subject to a cap, if the Copper Spot Price (as defined below) increases moderately from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the Notes and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the Notes.

Capitalized terms used but not defined in this term sheet have the meaning set forth in product supplement ARN-3. References in this term sheet to “SEK”, “we”, “us”, and “our” are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation), and references to “Merrill Lynch” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)
Original Offering Price:	$10 per unit
Term:	Approximately 14 months
Market Measure:

The London Metal Exchange second ring official reference price for cash settled Copper Grade A contracts determined at approximately 12:35 p.m. London time (the “Copper Spot Price”), which is a benchmark price for copper used in markets where copper is sold by a cash seller and settled in United States dollars (Bloomberg symbol: “LOCADY”).

Starting Value:	The Copper Spot Price on the Pricing Date, subject to the Pricing Date Market Disruption Calculation, as more fully described beginning on page P-10 of product supplement ARN-3.
Ending Value:

The Copper Spot Price on the scheduled Calculation Day (as defined below). If it is determined that the scheduled Calculation Day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled Calculation Day, the Ending Value will be determined as more fully described on page P-11 of product supplement ARN-3.

Capped Value:	$11.80 to $12.20 per unit of the Notes, which represents a return of 18% to 22% over the $10 Original Offering Price. The actual Capped Value of the Notes will be determined on the Pricing Date.
Calculation Day:	The fifth scheduled Market Measure Business Day immediately prior to the maturity date, determined as of the Pricing Date.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Fees Charged:	The public offering price of the Notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7.

Determining Payment at Maturity for the Notes

Accelerated Return Notes®	TS-2

Hypothetical Payout Profile

This graph reflects the returns on the Notes, assuming a Capped Value of $12.00 (a 20% return), the midpoint of the range of $11.80 and $12.20. The green line reflects the returns on the Notes, while the gray line reflects the returns of a direct investment in copper, as measured by the Copper Spot Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the Note. The actual amount you receive and the resulting total rate of return will depend on the Starting Value, Ending Value, Capped Value, and the term of your investment.

The following table illustrates, for a hypothetical Starting Value of 100 and a range of hypothetical Ending Values of the Market Measure:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the Notes; and

▪	the total rate of return to holders of the Notes.

The table and examples are based on a Capped Value of $12.00.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.00		-50.00%
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
94.00		-6.00%	$9.40		-6.00%
98.00		-2.00%	$9.80		-2.00%
100.00	[1]	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
106.00		6.00%	$11.80		18.00%
110.00		10.00%	$12.00	[2]	20.00%
120.00		20.00%	$12.00		20.00%
130.00		30.00%	$12.00		20.00%
140.00		40.00%	$12.00		20.00%
150.00		50.00%	$12.00		20.00%

(1)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure. For recent actual levels of the Market Measure, see the “The Copper Spot Price” section below, beginning on page TS-9.

(2)	The Redemption Amount per unit cannot exceed the Capped Value of $12.00, the midpoint of the Capped Value range of $11.80 to $12.20.

Accelerated Return Notes®	TS-3

Example 1—The Ending Value is equal to 80% of the Starting Value:

Starting Value:	100
Ending Value:	80

$10 ×	(80)	= $8.00
100

Payment at maturity (per unit) = $8.00

Example 2—The Ending Value is equal to 102% of the Starting Value:

Starting Value:	100
Ending Value:	102

$10 +	($10 × 3 ×	(102 – 100))	= $10.60
100

Payment at maturity (per unit) = $10.60

Example 3—The Ending Value is equal to 150% of the Starting Value:

Starting Value:	100
Ending Value:	150

$10 +	($10 × 3 ×	(150 – 100))	= $25.00
100

Payment at maturity (per unit) = $12.00 (Payment at maturity (per unit) cannot be greater than the Capped Value)

Accelerated Return Notes®	TS-4

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Additional Risk Factors” section below, the “Risk Factors” section beginning on page P-4 of the product supplement and the “Risks Associated with Foreign Currency Notes and Indexed Notes” section beginning on page S-4 of the prospectus supplement identified below under “Additional Note Terms”, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the SEC on April 1, 2010 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be lower than the yield on a conventional debt security of comparable maturity.

▪	Your return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in copper, as measured by the Copper Spot Price.

▪	You must rely on your own evaluation of the merits of an investment linked to the Copper Spot Price.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the Notes while providing Merrill Lynch with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date. Merrill Lynch is not obligated to make a market for, or to repurchase, the Notes.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Payments on the Notes are subject to SEK’s credit risk, and changes to SEK’s credit ratings are expected to affect the value of the Notes.

▪	Trading in copper and related futures contracts by Merrill Lynch and its affiliates may affect your return.

▪	Ownership of Notes will not entitle you to any rights with respect to copper or any related futures contracts or commodities.

▪	Trading in copper can be volatile based on a number of factors that we cannot control.

▪	Suspensions or disruptions of market trading in copper and related futures markets may adversely affect the value of the Notes.

▪	The Notes will not be regulated by the CFTC.

▪

Tax consequences are uncertain. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement ARN-3.

In addition to these risk factors, it is important to bear in mind that the Notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The Notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK.

Additional Risk Factors

There are risks associated with investing in copper or copper-linked Notes.

The Copper Spot Price is derived from an exchange-traded principals’ market, specifically the London Metal Exchange (the “LME”). Certain features of U.S. futures markets are not present in the context of trading on the LME. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Copper prices are primarily responsive to global supply and demand. Key factors that may influence prices are the size and availability of copper stockpiles, as well as economic conditions in the countries that are the principal consumers of copper, including the United States and China. Copper is an excellent conductor of electricity; as such, one of its main industrial usage is for the production of cable, wire and electrical products for both the electrical and building industries. The construction industry also accounts for copper’s second largest usage in such areas as pipes for plumbing, heating and ventilating as well as building wire and sheet metal facings. Accordingly, reduced demand in these and other industries in which copper is used could reduce the value of the Notes.

The market value of the Notes may be affected by price movements in distant-delivery futures contracts associated with the Copper Spot Price.

The price movements in the Copper Spot Price may not be reflected in the market value of the Notes. If you are able to sell your Notes, the price you receive could be affected by changes in the values of futures contracts on copper or similar underlying commodities that have more distant delivery dates than the spot price. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Copper Spot Price, or may decrease to a greater extent, which may adversely affect the value of the Notes.

Changes in the methodology used to calculate the Copper Spot Price, or changes in laws or regulations, may affect the value of the Notes.

The copper committee of the LME may make recommendations to the executive committee of the LME as to contract specifications, trading procedures, delivery points and policy issues related to the trading of copper contracts on the LME in a way that may adversely affect the Copper Spot Price and the value of the Notes. The copper committee and the LME have no obligation to consider your interests. The LME also may from

Accelerated Return Notes®	TS-5

time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the Copper Spot Price. Any change of this kind could cause a decrease in the Copper Spot Price, which would adversely affect the value of the Notes.

In addition, the price of copper could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies. Any event of this kind could adversely affect the Copper Spot Price and, as a result, could adversely affect the value of the Notes.

Other Terms of the Notes

The following definitions supersede and replace the definition of “Market Disruption Event” set forth beginning on page P-12 of product supplement ARN-3.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the suspension of or material limitation on trading in copper, or futures contracts or options related to copper, on the Relevant Market (as defined below);

(B)	the failure of trading to commence, or permanent discontinuance of trading, in copper, or futures contracts or options related to copper, on the Relevant Market;

(C)	the failure of the LME (as defined above) to calculate or publish the official reference price of copper for that day (or the information necessary for determining the official reference prices); or

(D)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B)	a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the LME in the Relevant Market under ordinary circumstances.

Relevant Market

“Relevant Market” means the market in London on which members of the LME, or any successor thereto, quote prices for the buying and selling of copper, or if such market is no longer the principal trading market for copper or options or futures contracts for copper, such other exchange or principal trading market for copper as determined in good faith by the Calculation Agent which serves as the source of prices for copper, and any principal exchanges where options or futures contracts on copper are traded.

Accelerated Return Notes®	TS-6

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the Copper Spot Price will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment may result in a loss, which could be significant, if the Copper Spot Price decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the Notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Copper Spot Price with no expectation of benefits of owning copper or any related futures contract.

▪

You are willing to accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including the actual and perceived creditworthiness of SEK.

▪	You are willing to make an investment, the payments on which depend on the creditworthiness of SEK, as the issuer of the Notes.

The Notes may not be appropriate investments for you if:

▪

You anticipate that the Copper Spot Price will decrease from the Starting Value to the Ending Value or that the Copper Spot Price will not increase sufficiently over the term of the Notes to provide you with your desired return.

▪	You are seeking principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with the benefits of owning copper or any related futures contracts.

▪	You seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

▪	You are not willing or are unable to assume the credit risk associated with SEK, as the issuer of the Notes.

Supplement to the Plan of Distribution; Role of Merrill Lynch and Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Notes will not be listed on any securities exchange. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

Merrill Lynch will purchase the Notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by Merrill Lynch from transactions through which the Notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the Notes to the investors. Actual profits or losses from these transactions may be more or less than this amount. In entering into the hedging arrangements for the Notes, we seek competitive terms and may enter into hedging transactions with a division of Merrill Lynch or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors - General,” beginning on page P-4 and “Use of Proceeds and Hedging” on page P-21 in product supplement No. ARN-3.

Merrill Lynch will not receive an underwriting discount for the Notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the Notes, you are consenting to Merrill Lynch acting as a principal in effecting the transaction for your account.

Merrill Lynch may repurchase and resell the Notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. Merrill Lynch may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

Accelerated Return Notes®	TS-7

Agent for Service of Process in New York

Under the Indenture, we have irrevocably appointed Mr. David Dangoor, the honorary consul general of the Kingdom of Sweden in The City of New York as our authorized agent for service of process in any action based on the Notes or the Indenture brought against us in any U.S. state or federal court in The City of New York. The contact information for Mr. Dangoor is as follows:

David Dangoor

Honorary Consul General of Sweden

455 Park Avenue, 21st Floor

New York, New York 10022

Tel. No.: +1-212-888-3000

Principal Executive Office

As of December 17, 2010, our executive office is located at Klarabergsviadukten 61-63, P.O. Box 194, SE-101 23 Stockholm, Sweden.

Accelerated Return Notes®	TS-8

The Copper Spot Price

The Copper Spot Price is a benchmark price for copper used in the markets where copper is sold by a cash seller and settled in United States dollars. The Copper Spot Price is the second ring official reference price for Copper Grade A contracts traded on the LME, quoted in U.S. dollars per ton, as determined at approximately 12:35 p.m. London time. Copper Grade A is the LME’s second largest traded contract. The Copper Grade A Contract began trading on the LME in June 1986. The Copper Spot Price is published by Bloomberg, L.P. under the symbol LOCADY.

The LME is an exchange-traded market based in London. Members of the LME typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction.

An investment in the Notes does not entitle you to any ownership interest, either directly or indirectly, in copper or in any copper transaction traded on the LME.

The Notes are not sponsored, endorsed, sold or promoted by the LME. The LME takes no responsibility for the accuracy and/or the completeness of information provided in this term sheet, the accompanying product supplement ARN-3, the accompanying prospectus supplement or the accompanying prospectus. In addition, the LME is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or the quantities of the Notes to be issued or in the determination or calculation of the amount payable on maturity. The LME has no obligation in connection with the administration, marketing, or trading of the Notes.

The following graph sets forth the monthly historical performance of the Copper Spot Price in the period from January 2006 through May 2011. This historical data on the Copper Spot Price is not necessarily indicative of the future performance of the Copper Spot Price or what the value of the Notes may be. Any historical upward or downward trend in the Copper Spot Price during any period set forth below is not an indication that the Copper Spot Price is more or less likely to increase or decrease at any time over the term of the Notes. On June 14, 2011, the Copper Spot Price was 9,010.00.

Before investing in the Notes, you should consult publicly available sources for the levels and trading pattern of the Copper Spot Price. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Copper Spot Price and the financial markets generally exhibiting greater volatility than in earlier periods.

Accelerated Return Notes®	TS-9

Summary Tax Consequences

You should consider the United States federal income tax consequences of an investment in the Notes, including the following:

•

We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase copper and, by purchasing a Note, you will be deemed to have agreed to that treatment.

•

Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition.

You should refer to the product supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Certain U.S. Federal Income Taxation Considerations

Below is a summary of certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”) that are initial holders of the Notes and that hold the Notes as capital assets. The following summary is not complete and is qualified in its entirety by the discussions under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of the accompanying product supplement ARN-3, which you should carefully review prior to investing in the Notes.

General. We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase copper and, by purchasing a Note, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the Notes will be so treated. We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date. Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Notes for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed herein could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Sale, exchange or other taxable disposition of Notes. A U.S. holder’s initial tax basis in the Notes should be the price at which the U.S. holder purchased the Notes. Upon the sale, exchange or other disposition of Notes in a taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the U.S. holder’s adjusted tax basis in the Note. Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts. On December 7, 2007, the IRS and U.S. Treasury Department issued a notice requesting public comments on a comprehensive set of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forward contracts could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward contract. Although it is currently uncertain what future guidance will result from the notice, the notice leaves open the possibility that such guidance could have retroactive application. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the Notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of the accompanying product supplement ARN-3.

Accelerated Return Notes®	TS-10

Additional Note Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

The final terms of the Notes will be set forth in a final term sheet, which will be filed with the SEC as a pricing supplement pursuant to Rule 424 under the Securities Act of 1933 and made available to purchasers of the Notes. The documents listed below, together with such final term sheet, are collectively referred to herein as the “Note Prospectus.”

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-3, dated December 23, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000119312508259302/d424b3.htm

▪	Prospectus and prospectus supplement, each dated December 15, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000110465908076407/a08-30087_1f3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 352960.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you these documents or the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market- Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of Merrill Lynch.

Accelerated Return Notes®	TS-11